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                                                                   EXHIBIT 10.25

                             CRYSTAL DECISIONS, INC.

                         MANAGEMENT RETENTION AGREEMENT


     This Management Retention Agreement (the "Agreement") is made and entered into effective as of September 16, 2003 (the "Effective Date"), by and between Anthony (Tony) Wind ("Employee"), Crystal Decisions, Inc., a Delaware corporation (the "Company"), and Seagate Software (Cayman) Holdings ("Holding Company"); provided, however, that Employee shall not be eligible for, or entitled to receive, the Excess Benefits provided herein, unless the requisite stockholder approval is obtained pursuant to Section 6 hereof. Certain capitalized terms used in this Agreement are defined in Section 1 hereof.


      1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Cause. "Cause" shall have the meaning given to it by the common law of the Province of British Columbia.

            (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

               (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

               (iv) a change in the composition of the Board of Directors of the Company (the "Board") as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
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            (c) Good Reason. "Good Reason" shall mean, without Employee's express written consent:


               (i) a significant reduction of any of Employee's duties, position (not including title) or responsibilities relative to Employee's duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as for example, when the Chief Financial Officer of the Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute grounds for a termination for Good Reason. Notwithstanding the foregoing, the Employee's written consent to duties, position and responsibilities following completion of the Merger Agreement shall not constitute a waiver of the Employee's right to assert, at any time during the term of this Agreement, that the Employee's duties, position (not including title) or responsibilities subsequent to the completion of the Merger Agreement have been significantly reduced from the Employee's duties, position (not including title) or responsibilities prior to signature of the Merger Agreement or, as such, constitutes Good Reason;


               (ii) a reduction by the Company of Employee's base salary or target bonus opportunity as in effect immediately prior to such reduction (other than pursuant to a proportional reduction applying to all senior executives of the Company);

               (iii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefits package is significantly reduced (other than pursuant to a proportional reduction applying to all senior executives of the Company); (iv) the relocation of Employee's principal place of employment to a place outside of the Lower Mainland region of British Columbia; or

               (v) any action that would constitute constructive dismissal under the common law of British Columbia.

               Unless waived by the Company, Employee shall provide Company with thirty (30) days' written notice and an opportunity to cure with respect to any curable grounds for Good Reason termination.

            (d) Merger Agreement. "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of July 18, 2003, by and among Business Objects S.A., Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation and Crystal Decisions, Inc.

            (e) Termination Date. Except as provided in Section 8(b) hereof, "Termination Date" shall mean the date thirty (30) days following any notice of termination delivered by one party to the other hereunder.

      2. Term of Agreement. This Agreement shall expire and be of no force or effect upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the earliest to occur of the following: (a) the termination of Employee's employment with the Company for any reason prior to the occurrence of a Change of Control; (b) the first anniversary of the occurrence of a Change of Control; or (c) the termination of Employee's employment with the Company other than for Good Reason or by the Company for Cause.

      3. Employment Term. The Company and Employee acknowledge that Employee's employment shall continue for a period of three (3) months following a Change of Control ("Employment Term"); provided, however, the Company may terminate Employee's employment for Cause, and Employee may terminate his employment for Good Reason, at any time during the Employment Term. Subject to Section 5 hereof, if Employee's employment terminates due to a Change of Control or Good Reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans at the time of termination.



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      4. Options.

            (a) Acceleration Upon a Change of Control. Upon the occurrence of a Change of Control, fifty percent (50%) of all unvested options held pursuant to each option grant by the Company to Employee that is outstanding as of July 18, 2003 (the "Options") shall become vested and exercisable upon a Change of Control. Subject to Section 5 hereof, if Employee continues to be employed by the Company or any successor thereto following the Change of Control until the first anniversary of the Change of Control, then the remaining fifty percent (50%) of the Options shall become vested and exercisable as of that one year anniversary.

            (b) Exercisability of Options Prior to Change of Control. Employee acknowledges and agrees that, for the period of time commencing on the date hereof until the earlier of (1) the Effective Time (as defined in the Merger Agreement) and (2) the termination of the Merger Agreement, Employee shall not exercise, transfer or otherwise dispose of Employee's options to purchase Company stock granted under the 1999 Stock Option Plan, including any subplan thereto, or any other options agreement between Employee and the Company.

      5. Severance Benefits.

            (a) Termination for Good Reason or Without Cause. If Employee terminates his employment for Good Reason or if the Company terminates the Employee's employment other than for Cause at any time within twelve (12) months after a Change of Control and Employee signs and does not revoke a release of claims agreement, in a form acceptable to the Company, then Employee shall be entitled to the following severance benefits:

               (i) twelve (12) months of Employee's base salary, Company RSPP contribution and target bonus as in effect as of the Termination Date, less all applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date, provided, however, such amount shall be increased to eighteen
(18) months of Employee's base salary, Company RSPP contribution and target bonus as in effect as of the date of termination if the Employee enters into a non-compete and non-solicitation agreement with the Company (the material terms of which are set forth in Schedule A attached hereto);


               (ii) any outstanding unvested Options shall become fully vested and exercisable as of the Termination Date. Employee shall be entitled to a post-termination exercise period of ninety (90) days from his Termination Date for any outstanding and unexercised options without regard to whether Employee continues thereafter to receive any severance benefits as described in this Agreement; provided however, in no event may Employee exercise any option after the expiration date provided in the applicable option agreement;



               (iii) Company-paid group health, vision and, group life insurance, dental coverage and benefits at the same level of coverage as in effect for Employee on the day immediately preceding the Termination Date ("Company-Paid Coverage"). Employee's dependents shall be covered to the same extent they were covered immediately prior to the Termination Date. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the Termination Date, or (ii) the date upon which Employee and his dependents become covered under another employer's group health, vision




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and dental plans; provided, however, such period of coverage shall be increased to eighteen (18) months if the Employee enters into a non-compete and non-solicitation agreement with the Company (the material terms of which are set forth in Schedule A attached hereto); and

               (iv) Company reimbursement of reasonable expenses of up to five thousand dollars ($5,000) for individual executive outplacement services performed for Employee following Employee's Termination Date, to the extent Employee satisfies the Company's policies for reimbursement of expenses,

(collectively, the "Agreement Severance").

      Notwithstanding the foregoing, Employee agrees and acknowledges that in the event that Employee is terminated pursuant to Section 5(a) hereof, any payments and benefits that Employee is entitled to receive under this Agreement shall be offset and reduced by any severance payment or other benefit that Employee is otherwise entitled to receive pursuant to any applicable law, severance plan, policy, program, agreement or arrangement of the Company or otherwise.

            (b) Termination Without Good Reason or For Cause. If the Employee terminates his employment other than for Good Reason or the Company terminates the Employee's employment for Cause, then Employee shall not be entitled to receive any of the severance or any other benefits provided hereunder.

            (c) Limited Right to Terminate Without Good Reason. Notwithstanding
Section 5(b) hereof, the Employee shall be entitled to resign his employment for any reason at any time during the twelfth (12th) month after a Change of Control and, if the Employee signs and does not revoke a release of claims agreement in a form acceptable to the Company, then the Employee shall be entitled to receive the Agreement Severance.

            (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) the Company shall pay Employee any due and unpaid base salary for periods prior to the Termination Date; (ii) the Company shall pay Employee all of Employee's due and accrued unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

      6. 280G Stockholder Vote.

            (a) Requisite Approval. Notwithstanding anything in this Agreement to the contrary, Employee shall not be eligible for, or entitled to receive, any payments, benefits, or other rights that Employee would otherwise possess under this Agreement to the extent such amounts, together with any other payments, benefits or rights Employee is eligible to receive in connection with a change of control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (a "Statutory Change of Control"), would exceed
2.99 times his "base amount," as such term is defined in Section 280G of the Code and the proposed Treasury Regulations thereunder (the "Excess Benefits"), unless requisite stockholder approval is obtained prior to the Statutory Change of Control to exempt such Excess Benefits from the application of Section 280G of the Code, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and proposed Treasury Regulation Section 1.280G-1, Q&A7. Accordingly, unless such requisite stockholder approval is obtained prior to the consummation of a Statutory Change of Control, Employee shall not be eligible for or entitled to receive the Excess Benefits.



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            (b) Company and Holding Company Representation. The Company and
Holding Company hereby covenant and agree that they will forthwith submit to the stockholders of the Company and the shareholders of Holding Company for a separate vote a proposal to approve, in compliance with the requirements of
Section 280G(b)(5)(B) of the Code and proposed Treasury Regulation Section 1.280G-1, Q&A7, Employee's conditional right to receive the Excess Benefits. Holding Company agrees to vote its shares in favour of such proposal.

      7. Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law. Without any way limiting the rights of the Company to assign this Agreement, it is expressly understood and agreed that the Company shall have the right to assign this Agreement to any other entity to which the business of the Company is transferred in whole or in part whether or not it results in a change of control and which thereafter carries on business of the Company.

            (b) Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      8. Notices.

            (a) General. Any notice provided for by this Agreement shall be in writing and shall be properly served on the Employee if served upon him personally or if left at or sent by registered mail addressed to him at his last known residential address or to any other address known to the Company as then being his residence, and on the Company if sent by registered mail to its registered office.

            (b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and, notwithstanding Section 1(e) hereof, shall specify the Termination Date. The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of termination for Good Reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.



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      9. Arbitration.

            (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, may be settled by binding arbitration before a single arbitrator to be held in Vancouver, British Columbia in accordance with the Domestic Rules of the British Columbia International Commercial Arbitration Centre (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy.

            (b) The arbitrator shall apply British Columbia law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by the arbitration law of British Columbia and by the Rules. Employee and the Company hereby consent to the personal jurisdiction of the courts of British Columbia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

      10. Legal Advice. Employee acknowledges that he has reviewed this Agreement thoroughly, that he has read and understood the terms of this Agreement, that the Company has recommended that he obtain independent legal advice before execution of this Agreement and that by executing this Agreement, the Employee represents that he did obtain independent legal advice.

      11. Miscellaneous Provisions.

            (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source, except as set forth in Section 5(a)(iii) hereof.

            (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.


            (c) Integration. This Agreement, the Confidential Information and Invention Assignment Agreement and any stock options or stock option agreements outstanding on the date hereof or referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement. To the extent of any conflict between this Agreement and any other agreement between the Employee and the Company, this Agreement shall prevail.


            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of British Columbia.

            (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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

            (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income tax and other deductions required by statute.


            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (h) Confidential Information and Invention Assignment Agreement. Employee acknowledges and agrees that his Confidential Information and Invention Assignment Agreement shall remain in full force and effect and that the consideration provided in this Agreement is valid consideration for the ongoing enforceability of the Confidential Information and Invention Assignment Agreement.



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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                             CRYSTAL DECISIONS, INC.

                                             By: Jonathan Judge
                                                 -------------------------------

                                             Title: CEO & President
                                                    ----------------------------


                                             Date:  September 5, 2003



                                             SEAGATE SOFTWARE (CAYMAN) HOLDINGS

                                             By: /s/ Stephen Luczo
                                                 -------------------------------

                                             Title: Chairman & CEO
                                                    ----------------------------


                                             Date:  September 16, 2003



                                             EMPLOYEE

                                             /s/ Tony Wind
                                             -----------------------------------
                                             ANTHONY (Tony) WIND


                                             Date:  September 5, 2003





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                                   SCHEDULE A

                     MATERIAL TERMS OF NON-COMPETE AGREEMENT

      (a) NON-COMPETE: The Employee acknowledges and agrees that during his employment with the Company he will have access to the Company's sensitive, confidential, and proprietary information, data, technology, business plans, customer and vendor information, and trade secrets which would afford him an unfair advantage if he were to compete against the Company. Therefore, the Employee agrees that during the term of this Non-Compete and Non-Solicitation Agreement and for a period of twelve (12) months following termination of employment for any reason, the Employee will not directly or indirectly, alone or as a partner, officer, director, lender, shareholder, employee, or consultant of any other person, firm or entity, render any services, whether paid or unpaid, in Canada or the United States for the following organizations: Actuate Corporation, Brio Software, Inc., Cognos, Inc., MicroStrategy, Inc., Hummingbird Ltd., SAS, Informatica Corporation, Ascential Software Corporation, Microsoft Corporation, the Business Warehouse Group of SAP, Siebel Systems, Inc. with respect to business intelligence software or services only, and Oracle Corporation with respect to business intelligence software or services only (collectively, the "Competing Companies"). For purposes of this clause, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held Company whose stock is traded on a generally recognized stock exchange.

      (b) NON-SOLICITATION OF EMPLOYEES: The Employee acknowledges and agrees that the Company's workforce constitutes an important and vital aspect of its business on a world-wide basis. Therefore, the Employee agrees that for a period of twelve (12) months following the termination of this Non-Compete and Non-Solicitation Agreement for any reason, the Employee shall not solicit or induce, or assist anyone else in the solicitation or inducement of, any of the Company's then current employees to terminate their employment with the Company and to become employed by or associated with any other business enterprise.

      (c) NON-SOLICITATION OF CLIENTS: In the event Employee provides services for one of the Competing Companies or any entity that is in the business of manufacturing, producing, or providing business intelligence software or services, then for twelve (12) months following termination of employment for any reason, Employee shall not use his knowledge of the business requirements of, or canvass, or by any other means seek or solicit business or orders for business intelligence software or services from any person or entity who is or has been at any time during the eighteen (18) months preceding the Employee's termination, a client or customer of the Company or any person, firm or corporation in the habit of dealing with the Company.

      (d) BLUE PENCIL: The words making up this Non-Compete and Non-Solicitation Agreement are severable, and without limiting the generality of the foregoing, if any of the capacities, activities, periods of time or geographic areas specified in this Agreement are considered by a court of competent jurisdiction as being unreasonable, void or unenforceable, the parties hereto agree that such court shall be authorized to and is hereby requested and directed to limit such
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capacities, activities, periods of time or geographic areas to such capacities, activities, periods of time or geographic areas as the court considers reasonable and enforceable in the circumstances (any such determination as to a particular element is individually referred to as a "Replacement Term"). Where the court specifies one or more Replacement Terms, such term or terms shall automatically replace the corresponding term or terms set forth herein and be binding upon the parties to the same extent as if originally set forth herein.


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